Exhibit 4.2

COLLATERAL TRUST AND INTERCREDITOR AGREEMENT

dated as of December 23, 2009

among

GEOKINETICS INC.,

GEOKINETICS HOLDINGS USA, INC.,

the other Guarantors from time to time party hereto,

U.S. BANK NATIONAL ASSOCIATION,
as Trustee under the Senior Indenture,

the Administrative Agent and the other Priority Debt
Representatives from time to time party hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Trustee

6.13	Limitations on Duty of Collateral Trustee in Respect of Collateral	31
6.14	Assumption of Rights, Not Assumption of Duties	32
6.15	No Liability for Clean Up of Hazardous Materials	32
ARTICLE 7 RESIGNATION AND REMOVAL OF THE COLLATERAL TRUSTEE		32
7.1	Resignation or Removal of Collateral Trustee	32
7.2	Appointment of Successor Collateral Trustee	33
7.3	Succession	33
7.4	Merger, Conversion or Consolidation of Collateral Trustee	33
ARTICLE 8 REPRESENTATIONS AND WARRANTIES		34
8.1	Representations and Warranties of the Obligors	34
8.2	Survival of Representations and Warranties	34
8.3	Concerning the Priority Debt Representatives and Collateral Trustee	34
ARTICLE 9 COVENANTS		35
[RESERVED]		35
ARTICLE 10 MISCELLANEOUS PROVISIONS		35
10.1	Amendment and Waiver	35
10.2	Voting	36
10.3	Provision of Information: Meetings	37
10.4	Further Assurances	37
10.5	Successors and Assigns	38
10.6	Secured Parties in their Individual Capacities	38
10.7	Delay and Waiver	38
10.8	Notices	39
10.9	Entire Agreement	39
10.10	Compensation; Expenses	40
10.11	Indemnity	41
10.12	Severability	42
10.13	Headings	42
10.14	Obligations Secured	42
10.15	Governing Law	42
10.16	Consent to Jurisdiction	42
10.17	Waiver of Jury Trial	43
10.18	Counterparts	43
10.19	Effectiveness	43
10.20	Additional Obligors	44
10.21	Continuing Nature of this Agreement	44
10.22	Insolvency	44
10.23	Rights and Immunities of Priority Debt Representatives	44

EXHIBIT A – Collateral Joinder Agreement

ii

This Collateral Trust  and Intercreditor Agreement (this “Agreement”) is dated as of December 23, 2009 and is by and among GEOKINETICS INC., a Delaware corporation (the “Parent”), GEOKINETICS HOLDINGS USA, INC., a Delaware corporation (the “Borrower”), the other Guarantors (as defined below) from time to time party hereto, U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee (as defined below), the Administrative Agent (as defined below) and the other Priority Debt Representatives (as defined below) from time to time party hereto, and U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee (in such capacity and together with its successors in such capacity, the “Collateral Trustee”).

RECITALS

The Parent and certain of its subsidiaries intend to acquire the on-shore seismic and related multi-client library business of Petroleum Geo-Services ASA, a Norwegian corporation (the “Acquisition”).

The Borrower has issued 9.75% Senior Secured Notes due 2014 (together with any additional notes issued under the Senior Indenture (as defined below) and any exchange notes related to such notes and additional notes, the “Senior Notes”)) in an aggregate principal amount of $300 million pursuant to a Senior Indenture dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Senior Indenture”) among the Parent, the Borrower, the other guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity and together with its successors in such capacity, the “Indenture Trustee”) in order to fund the Acquisition and related costs and expenses.

On the date on which the Acquisition is consummated (the “Acquisition Closing Date”), the Borrower, the lenders, arrangers and agents party thereto, Royal Bank of Canada or such other financial institution as may be selected by the Borrower, as administrative agent and collateral agent (“Administrative Agent”), intend to enter into a Credit Agreement (as it may be amended, restated, supplemented, modified, replaced or refinanced in whole or in part from time to time with another revolving credit facility, the “Senior Credit Agreement”) providing for a $50 million revolving credit facility to the Borrower by such lenders.

Contemporaneously with the Acquisition Closing Date, the Borrower, the Parent and the other Guarantors, intend to secure the Obligations under the Senior Indenture and the Guarantees thereunder, the Senior Credit Agreement and the Guarantees thereunder, and any future Priority Lien Debt (as defined herein), with Liens on all then owned and subsequently acquired Collateral to the extent that such Liens have been provided for in the applicable Security Documents.

This Agreement sets forth the terms on which each Secured Party has appointed the Collateral Trustee to act as the collateral trustee for the present and future holders of the Priority Lien Obligations (as defined herein) to receive, hold, maintain, administer and distribute the Collateral at any time delivered to the Collateral Trustee or the subject of the Security Documents, and to enforce the Security Documents and all interests, rights, powers and remedies of the Collateral Trustee with respect thereto or thereunder and the proceeds thereof.

Capitalized terms used in this Agreement have the meanings assigned to them above or in Article 1 below.

ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

In consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.1                               Defined Terms.  The following terms will have the following meanings:

“Acquisition” has the meaning set forth in the recitals.

“Act of Instructing Debtholders” means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by the Priority Debt Representative of the holders of the Series of Priority Lien Debt comprising the largest portion of the outstanding Priority Lien Debt.

For purposes of this definition, neither Hedge Obligations owed to Non-Lender Hedge Providers nor Secured Debt registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower will be deemed to be outstanding and votes will be determined in accordance with Section 10.2.

“Actionable Default” means the occurrence of any event of default under any Priority Lien Document, the result of which is that:

(a)                                  the holders of Priority Lien Debt under such Secured Debt Document have the right to declare all of the Priority Lien Obligations thereunder to be due and payable prior to the stated maturity thereof; or

(b)                                 such Priority Lien Obligations automatically become due and payable prior to the stated maturity thereof.

“Administrative Agent” means Royal Bank of Canada or such other financial institution selected by the Borrower to act in such capacity under the Senior Credit Agreement, or any successor administrative agent appointed under the Senior Credit Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statue.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the general partners or the management committee of the partnership, (c) with respect to a limited liability company, the board of managers of the limited liability company or (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the preamble.

“Business Day” means any day that is neither a Saturday or Sunday nor a legal holiday on which the commercial banks are authorized or required to be closed in New York, New York.

“Capital Lease” means, with respect to any Person, a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability set forth on the balance sheet of such Person or such Person’s Subsidiaries in accordance with GAAP.

“Capital Stock” means:

(a)                                  in the case of a corporation, corporate stock;

(b)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                                  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests;

(d)                                 in the case of a trust, trust units; and

(e)                                  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means:

(a)                                  United States dollars and Euros;

(b)                                 securities issued or directly and fully guaranteed or insured by the federal government of the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of the federal government of the

United States is pledged in support of those securities) having maturities of not more than 270 days from the date of acquisition;

(c)                                  certificates of deposit with maturities of 270 days or less from the date of acquisition, bankers’ acceptances or bearer deposits with maturities not exceeding 270 days and overnight bank deposits, in each case, with any lender party to the Senior Credit Agreement or with any United States commercial bank having capital and surplus in excess of U.S.$500,000,000;

(d)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)                                  commercial paper rated at least P-1 by Moody’s or A-1 by S&P and in each case maturing within 270 days after the date of acquisition;

(f)                                    securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than six months from the date of acquisition; and

(g)                                 money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clause (a) through (f) of this definition.

“Collateral” means all assets, now owned or hereafter acquired, of the Borrower, any Guarantor, or any other Person, to the extent such assets are pledged or assigned or purported to be pledged or assigned, or are required to be pledged or assigned under the Secured Debt Documents to the Collateral Trustee, together with the Proceeds and products thereof.  For purposes of clarification, the Collateral shall not include (i) the accounts or any securities, cash or other property deposited or held therein or any other property described in that certain Collateral Pledge and Security Agreement dated as of the date hereof, among Borrower, the Indenture Trustee and U.S. Bank National Association, as Collateral Agent therein (the “Escrow Agreement”), and (ii) any assets released from the Liens of the Collateral Trustee in accordance with the Secured Debt Documents or with respect to which the Collateral Trustee is required to release its Liens pursuant to this Agreement; provided, that, if such Liens are required to be released as a result of the sale, transfer or other disposition of any assets of the Borrower or any Guarantor, such assets will cease to be excluded from the Collateral if the Borrower or any Guarantor thereafter acquires or reacquires such assets.

“Collateral Trustee” has the meaning set forth in the preamble.

“Collateral Trust Joinder” means an agreement substantially in the form of Exhibit A.

“Credit Facilities” means one or more debt facilities, including the Senior Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) in favor of an Obligor providing for revolving credit loans, term loans, letters of credit or other long term indebtedness, including any note, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted pursuant to the Senior Indenture) or adds Guarantors as additional borrowers.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between Secured Parties, that such Liens or proceeds:

(a)                                  will be allocated and distributed first to the Priority Debt Representative for each outstanding Series of Priority Lien Debt, for the account of the holders of such Series of Priority Lien Debt, ratably in proportion to the principal of, and interest, fees and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Priority Lien Debt when the allocation or distribution is made, and thereafter

(b)                                 will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest, fees and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on, all outstanding Priority Lien Obligations within that Class) to the Priority Debt Representative for each outstanding Series of Priority Lien Debt, for the account of the holders of any remaining Priority Lien Obligations, ratably in proportion to the aggregate unpaid amount of such remaining Priority Lien Obligations due and demanded (with written notice to the applicable Priority Debt Representative and the Collateral Trustee) prior to the date such distribution is made.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, (1) determined in good faith by an officer of the Borrower and evidenced by an Officers’ Certificate delivered to the Collateral Trustee, if such value is less than or equal to $5,000,000, or (2) determined in good faith by the Board of Directors of the Borrower and evidenced by a resolution delivered to the Collateral Trustee, if such value is greater than $5,000,000.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Issue Date (as defined in the Senior Indenture).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means each Person (if any) that at any time provides a Guarantee of any of the Priority Lien Obligations and their respective successors and assigns.

“Hedge Obligations” means the actual Indebtedness of the Borrower or any other Obligor to a Hedge Provider under or pursuant to a Hedging Agreement to which it is a party.

“Hedge Providers” means any Person who enters into a Hedging Agreement with the Borrower or any other Obligor to the extent permitted under each applicable Secured Debt Document and who has complied with Section 3.8 or is a Lender Hedge Provider.

“Hedging Agreement” means any interest rate swap agreement, commodity swap agreement, foreign exchange swap agreement or any other derivative or similar agreement which is permitted under each applicable Secured Debt Document.

“Indebtedness” of any Person means, without duplication:

(a)                                  all indebtedness for borrowed money;

(b)                                 all obligations issued, undertaken or assumed as the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument, except trade accounts arising in the ordinary course of business;

(c)                                  all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured);

(d)                                 all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(e)                                  all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

(f)                                    all Capitalized Lease Liabilities;

(g)                                 all net obligations with respect to Hedging Agreements; and

(h)                                 all indebtedness referred to in clauses (a) through (g) of this definition secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such property at such date of determination and (B) the amount of such Indebtedness.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless the terms of the instruments, documents and agreements evidencing such Indebtedness expressly provide that such Person shall have no personal liability for such Indebtedness and such provisions are enforceable by such Person.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)           the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)           the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Liabilities” means any and all liabilities (including all environmental liabilities), obligations, losses, damages, penalties, actions, judgments, suits, costs, taxes, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, performance, administration or enforcement of this Agreement or any of the other Security Documents, including any of the foregoing relating to the use of proceeds of any Priority Lien Debt or the violation of, noncompliance with or liability under, any law (including environmental laws) applicable to or enforceable against the Borrower, any of its Subsidiaries or any Guarantor or any of the Collateral and all reasonable costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnitee) incurred by any Indemnitee in connection with any claim, action, investigation or proceeding in any respect relating to any of the foregoing, whether or not suit is brought.

“Indemnitee” has the meaning set forth in Section 10.11(a).

“Indenture Trustee” has the meaning set forth in the recitals.

“Insolvency Proceeding” means:

(a)           any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Obligor;

(b)           any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to the Borrower or any other Obligor or with respect to a material portion of its assets;

(c)           any liquidation, dissolution, reorganization or winding up of the Borrower or any other Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)           any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower or any other Obligor.

“Lender Hedge Provider” means a Hedge Provider who enters into a Hedging Agreement that is permitted under the Secured Debt Documents and who at the time of entering into such Hedging Agreement is either (a) a lender under a Credit Facility, or (b) an Affiliate of a lender under a Credit Facility.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof) and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“Moody’s” means Moody’s Investors Service, a division of Dun & Bradstreet Corporation, and its successors and assigns.

“Non-Lender Hedge Provider” means a Hedge Provider that is not a Lender Hedge Provider (and includes any Lender Hedge Provider that is no longer a holder of other Priority Lien Debt, or an Affiliate of such holder, whether or not Section 3.8 has been complied with).

“Note Documents” means the Senior Indenture, the Senior Notes, the Guarantees of the Senior Notes, each Priority Debt Sharing Confirmation and the Security Documents.

“Notice of Actionable Default” means a written notice given to the Collateral Trustee stating that an Actionable Default has occurred and is continuing, delivered by the Priority Debt Representative for the holders of Priority Lien Obligations that are governed by the Secured Debt Document pursuant to which the Actionable Default has occurred.

“Obligations” means with respect to any Indebtedness of any Person (collectively, without duplication):

(a)                                  all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness (including Secured Debt Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument;

(b)                                 any and all sums advanced by the Collateral Trustee or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and

(c)                                  the costs and expenses of collection and enforcement of the obligations referred to in clauses (a) and (b) of this definition, including: (i) the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral; (ii) the costs and expenses of any exercise by the Collateral Trustee or any other Person of its rights under the Security Documents or any other security documents; and (iii) reasonable legal fees and court costs.

“Obligor” means the Borrower, the Guarantors and each other Person (if any) that at any time provides collateral security for any Priority Lien Obligations.

“Officers’ Certificate” means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of the Borrower by two officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, including:

(a)                                  a statement that the Person making such certificate has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;

(c)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

“Other Priority Debt Representatives” means Priority Debt Representatives other than the Revolver Agent.

“Other Priority Lien Debt” means Priority Lien Debt other than Priority Bank Debt.

“Other Priority Lien Obligations” means Priority Lien Obligations other than Priority Bank Debt Obligations.

“Other Priority Lien Secured Parties” means Secured Parties other than Priority Bank Debt Secured Parties.

“Parent” has the meaning set forth in the recitals.

“Priority Bank Debt” means Indebtedness under the Senior Credit Agreement and the Guarantees thereunder.

“Priority Bank Debt Documents” means the Senior Credit Agreement, the Guarantees of the Senior Credit Agreement, each Priority Debt Sharing Confirmation and the Security Documents.

“Priority Bank Debt Obligations” means the Priority Bank Debt and all other Obligations in respect thereof.

“Priority Bank Debt Secured Parties” means the holders of Priority Bank Debt Obligations and the Revolver Agent.

“Priority Debt Representative” means:

(a)                                  in the case of the Senior Notes and the Guarantees of the Senior Notes, the Indenture Trustee,

(b)                                 in the case of the indebtedness under the Senior Credit Agreement and the Guarantees of the Senior Credit Agreement, the Revolver Agent, or

(c)                                  in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Debt Representative (for purposes related to the administration of the Security Documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, and who has executed a Collateral Trust Joinder.

“Priority Debt Sharing Confirmation” means, as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, for the benefit of all holders of each other existing and future Series of Priority Lien Debt and each existing and future Priority Debt Representative, that all Priority Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by the Borrower or any other Obligor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Priority Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions in this Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the Collateral Trustee to perform its obligations under this Agreement.

“Priority Lien” means a Lien granted to the Collateral Trustee, for the benefit of the Secured Parties, upon any property of the Borrower or any other Obligor to secure Priority Lien Obligations; provided, however, that “Priority Lien” shall not include any Lien created or purported to be created under the Escrow Agreement or any other document, instrument or agreement executed in connection therewith or relating thereto.

“Priority Lien Debt” means:

(a)                                  the Senior Notes and the Guarantees of the Senior Notes issued under and on the date of the Senior Indenture;

(b)                                 Indebtedness under the Senior Credit Agreement and any Guarantees of such Indebtedness;

(c)                                  Indebtedness under existing Hedging Agreements and any guarantees thereof that, in each case, was permitted to be incurred and so secured under each applicable Secured Debt Document (or as to which the lenders under such Hedging Agreement obtained an Officers’ Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(d)                                 Indebtedness under any other Credit Facility or other Hedging Agreements that, in each case, is secured equally and ratably with the Senior Notes by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of each issue or series of Indebtedness referred to in this clause (d), that:

(i)            on or before the date on which such Indebtedness is incurred by the Borrower or any other Obligor, as the case may be, such Indebtedness is designated by the Borrower or any other Obligor, as the case may be, in an Officers’ Certificate delivered to each Priority Debt Representative and the Collateral Agent, as “Priority Lien Debt” for the purposes of the Secured Debt Documents;

(ii)           such Indebtedness is governed by a credit agreement, an indenture or other agreement that includes a Priority Debt Sharing Confirmation; and

(iii)          all requirements set forth hereunder as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iii) will be conclusively established if the Borrower or any other Obligor, as the case may be, delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect thereof, including Obligations owed to the Collateral Trustee under the Secured Debt Documents.

“Parties” means the parties to this Agreement, and “Party” means any one of them.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Required Priority Debtholders” means holders of the Series of Priority Lien Debt comprising the largest portion of the outstanding Priority Lien Debt.

“Responsible Officer” means, with respect to the Collateral Trustee or any Priority Debt Representative, any officer within the corporate trust department of the Collateral Trustee or any officer of such Priority Debt Representative, as the case may be, including, in either case, any managing director, director, vice president, assistant vice president, associate, trust officer or any other officer of the Collateral Trustee or such Priority Debt Representative, as the case may be, who customarily performs functions similar to those performed by the Persons who at the time will be such officers, respectively, or to whom any matter related hereto is referred because of such Person’s knowledge of and familiarity with the particular subject and who will have direct responsibility for the administration of this Agreement.

“Revolver Agent” means the Administrative Agent under the Senior Credit Agreement.

“Secured Debt Default” means any event or condition which, under the terms of any credit agreement, indenture or other agreement governing any Series of Priority Lien Debt causes, or permits holders of Priority Lien Debt outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Priority Lien Debt outstanding thereunder to become immediately due and payable.

“Secured Debt Documents” means, collectively, the Priority Bank Debt Documents, the Note Documents and the indenture or agreement governing each other Series of Priority Lien Debt and all other agreements governing, securing or relating to any Priority Lien Obligations; provided, however, neither the Escrow Agreement nor any other security agreement, control agreement, document, instrument or agreement executed in connection therewith or related thereto shall be or be deemed to be “Security Documents” for purposes of this Agreement.

“Secured Debtholder” means, at any time, a Person that is at that time the holder of any Priority Lien Debt or has any commitment with respect to any Priority Lien Debt or the issuance of any letters of credit under any Secured Debt Document or the making of any loans under any Secured Debt Document.

“Secured Parties” means the holders of Priority Lien Obligations, any Priority Debt Representatives and the Collateral Trustee.

“Security Documents” means this Agreement and one or more security agreements, debentures, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Borrower and each other Obligor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of the Secured Parties, in each case, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, in accordance with its terms.

“Senior Credit Agreement” has the meaning set forth in the recitals.

“Senior Indenture” has the meaning set forth in the recitals.

“Senior Notes” has the meaning set forth in the recitals.

“Series of Priority Lien Debt” means, severally, the Senior Notes, the Guarantees of the Senior Notes, the Indebtedness under the Senior Credit Agreement, the Guarantees of the Senior Credit Agreement and each other issue or series of Priority Lien Debt for which a single transfer register is maintained, and for purposes hereof, Hedge Obligations owed to Lender Hedge Providers will be treated as part of the same Series of Priority Lien Debt as the other Priority Lien Debt owed to such Lender Hedge Provider or its Affiliate.

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“Subsidiary” means, with respect to any specified Person:

(1)                                  any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Trust Estate” has the meaning set forth in Section 2.1.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

1.2                               Rules of Interpretation.

(a)                                  All terms used in this Agreement that are defined in Article 9 of the UCC and not otherwise defined herein have the meanings assigned to them in Article 9 of the UCC.

(b)                                 Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement.

(c)                                  The use in this Agreement of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)                                 References to “Sections,” “clauses,” “recitals” and the “preamble” will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided.  References to “Articles” will be to Articles of this Agreement unless otherwise specifically provided.  References to “Exhibits” will be to Exhibits to this Agreement unless otherwise specifically provided.

(e)                                  Notwithstanding anything to the contrary in this Agreement, any references contained herein to any section, clause, paragraph, definition or other provision of the Senior Indenture (including any definition contained therein) shall be deemed to be a reference to such section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided, that any reference to any such section, clause, paragraph or other provision shall refer to such section, clause, paragraph or other provision of the Senior Indenture (including any definition contained therein) as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Senior Indenture and (2) approved by an Act of the Instructing Debtholders in a writing delivered to the applicable Priority Debt Representatives and the Collateral Trustee.  Notwithstanding the foregoing, whenever any term used in this Agreement is defined or otherwise incorporated by reference to the Senior Indenture, such reference shall be deemed to have the same effect as if such definition or term had been set forth herein in full and such term shall continue to have the meaning established pursuant to the Senior Indenture notwithstanding the termination or expiration of the Senior Indenture or redemption of all Obligations evidenced thereby.

(f)                                    This Agreement and the other Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it.  Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Security Documents.

(g)                                 In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Security Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Security Document.

ARTICLE 2
THE TRUST ESTATE

2.1                               Declaration of Trust.

To secure the payment of the Priority Lien Obligations and in consideration of the premises and the mutual agreements set forth in this Agreement, each of the Obligors hereby grants to the Collateral Trustee, and the Collateral Trustee hereby accepts and agrees to hold, in trust under this Agreement for the benefit of all present and future holders of Priority Lien Obligations, all of such Obligor’s right, title and interest in, to and under all Collateral granted to the Collateral Trustee under any Security Document for the benefit of the Secured Parties, together with all of the Collateral Trustee’s right, title and interest in, to and under the Security Documents, and all interests, rights, powers and remedies of the Collateral Trustee thereunder or in respect thereof and all cash and non-cash proceeds thereof (collectively, the “Trust Estate”).

The Collateral Trustee and its successors and assigns under this Agreement will hold the Trust Estate in trust for the benefit solely and exclusively of all present and future holders of Priority Lien Obligations as security for the payment of all present and future Priority Lien Obligations.

Notwithstanding the foregoing, if at any time:

(a)                                  all Liens securing the Priority Lien Obligations have been released as provided in Section 5.1;

(b)                                 the Collateral Trustee holds no other property in trust as part of the Trust Estate;

(c)                                  no monetary obligation (other than indemnification and other contingent obligations not then due and payable and outstanding letters of credit and bankers’ acceptances that have been cash collateralized as provided in the Secured Debt Documents) is outstanding and payable under this Agreement to the Collateral Trustee or any of its co-trustees, agents or sub-agents (whether in an individual or representative capacity); and

(d)                                 the Borrower delivers to the Collateral Trustee an Officers’ Certificate stating that all Liens of the Collateral Trustee have been released in compliance with all applicable provisions of the Secured Debt Documents and that the Obligors are not required by any Secured Debt Document to grant any Lien upon any property to secure the Priority Lien Obligations, then the senior trust arising hereunder will terminate, except that, notwithstanding such termination, all provisions set forth in Sections 10.10 and 10.11 enforceable by the Collateral Trustee or any of its co-trustees, agents or sub-agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.

The Parties further declare and covenant that the Trust Estate will be held and distributed by the Collateral Trustee subject to the further agreements herein.

2.2                               Special Rights in Insolvency Proceedings.

(a)                                  If in any Insolvency Proceeding, the holders of Priority Lien Obligations by an Act of Instructing Debtholders consent to any order:

(i)            for use of cash collateral;

(ii)           approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such Insolvency Proceeding;

(iii)          granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the Collateral subject to Priority Liens; or

(iv)          relating to a sale of assets of the Borrower or any other Obligor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens will attach to the proceeds of the sale;

then, the other Secured Parties, in their capacity as holders or representatives of secured claims, will not oppose or otherwise contest the entry of such order, so long as none of such holders in any respect opposes or otherwise contests any request made by any other Secured Party for the grant to the Collateral Trustee, for the benefit of such Secured Parties, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated to, such Lien and all Priority Liens on such property.

Notwithstanding the foregoing, both before and during an Insolvency Proceeding, the other Secured Parties may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of Insolvency Proceedings against the Borrower or any Obligors in accordance with applicable law; provided, however, that, both before and during an Insolvency Proceeding, such other Secured Parties may not challenge the validity, enforceability, perfection or priority of the Priority Liens.

(b)                                 No Secured Party other than the Priority Debt Representative of the Required Priority Debtholders will file or prosecute in any Insolvency Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Priority Liens, except that such Secured Party may freely seek and obtain relief: (A) granting a junior Lien co-extensive in all respects with, but subordinated to, all Liens granted in such Insolvency Proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (B) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan of the Borrower or any other Obligor.

2.3                               Collateral Shared Equally and Ratably.  The Parties agree that the payment and satisfaction of all of the Priority Lien Obligations will be secured equally and ratably by the Liens established in favor of the Collateral Trustee for the benefit of the Secured Parties.  It is understood and agreed that nothing in this Section 2.3 is intended to alter the priority of the payment in respect of the Collateral and the proceeds thereof among Secured Parties belonging to different Series of Priority Lien Debt as provided in this Agreement.

ARTICLE 3
OBLIGATIONS AND POWERS OF COLLATERAL TRUSTEE

3.1                               Undertaking of the Collateral Trustee.

(a)                                  Subject to, and in accordance with, this Agreement, the Collateral Trustee will, as trustee, for the benefit solely and exclusively of the present and future Secured Parties:

(i)            accept, enter into, hold, maintain, administer and enforce all Security Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations under the Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents;

(ii)           take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;

(iii)          deliver and receive notices pursuant to the Security Documents;

(iv)          sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Security Documents and its other interests, rights, powers and remedies;

(v)           remit as provided in Section 3.4 all cash proceeds received by the Collateral Trustee from the collection, foreclosure or enforcement of its interest in the Collateral under the Security Documents or any of its other interests, rights, powers or remedies;

(vi)          execute and deliver amendments to the Security Documents as from time to time authorized by an Act of Instructing Debtholders accompanied by an Officers’ Certificate to the effect that the amendment was permitted by each applicable Secured Debt Document; and

(vii)         release any Lien granted to it by any Security Document upon any Collateral if and as required by Section 5.1(b) or Section 5.1(c).

(b)                                 Each party to this Agreement acknowledges and consents to the undertaking of the Collateral Trustee set forth in Section 3.1(a) and agrees to each of the other provisions of this Agreement applicable to it.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Collateral Trustee will not commence any exercise of remedies or any foreclosure actions or otherwise take any action or proceeding against any of the Collateral (other than actions as necessary to prove, protect or preserve the Liens securing the Priority Lien Obligations) unless and until it shall have received a Notice of Actionable Default, and then only in accordance with the provisions of this Agreement.

3.2                               Release or Subordination of Liens.

The Collateral Trustee will not release or subordinate any Lien of the Collateral Trustee or consent to the release or subordination of any Lien of the Collateral Trustee, except:

(a)                                  as directed by an Act of Instructing Debtholders accompanied by an Officers’ Certificate to the effect that the release or subordination was permitted by each applicable Secured Debt Document;

(b)                                 as required by Article 5; or

(c)                                  as ordered pursuant to applicable law under a final and non-appealable order or judgment of a court of competent jurisdiction.

3.3                               Remedies Upon Actionable Default.

If the Collateral Trustee at any time receives a Notice of Actionable Default, the Collateral Trustee will promptly deliver written notice thereof to each Priority Debt Representative.  Thereafter, the Collateral Trustee shall await direction by an Act of Instructing Debtholders and will act, or decline to act, as directed by an Act of Instructing Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Instructing Debtholders.  Unless it has been directed to the contrary by an Act of Instructing Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any Actionable Default as it may deem advisable and in the best interest of the holders of Priority Lien Obligations.

3.4                               Application of Proceeds.

(a)                                The Collateral Trustee will apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral and the proceeds of any insurance policy, including any title insurance policy, in the following order of application and pursuant to wiring instructions as specified in an Act of Instructing Debtholders:

(i)                                   FIRST, to the payment of all amounts payable under this Agreement on account of the Collateral Trustee’s direct or indirect fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent in connection with this Agreement or any other Security Document;

(ii)                                SECOND, to the Revolver Agent for application to the payment of all outstanding Priority Bank Debt and any other Priority Bank Debt Obligations that are then due and payable in such order as may be provided in the Priority Bank Debt Documents in an amount sufficient to pay in full in cash all outstanding Priority Bank Debt and all other Priority Bank Debt Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency Proceeding at the rate, including any applicable post-default rate, specified in the Priority Bank Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Bank Debt Document) of all outstanding letters of credit and bankers’ acceptances constituting Priority Bank Debt);

(iii)                             THIRD, to the respective Other Priority Debt Representatives for application to the payment of all outstanding Other Priority Lien Debt and any Other Priority Lien Obligations that are then due and payable in such order as may be provided in the applicable Secured Debt Documents in an amount sufficient to pay in full in cash all outstanding Other Priority Lien Debt and all Other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency Proceeding at the rate, including any applicable post-default rate, specified in the applicable Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit and bankers’ acceptances constituting Other Priority Lien Debt); and

(iv)                            FOURTH, any surplus remaining after the irrevocable and unconditional payment in full in cash of all of the Priority Lien Obligations entitled to the benefit of such Collateral will be paid to the Borrower or the other applicable Obligor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

(b)                               Prior to the discharge of the Priority Bank Debt Obligations, any Other Priority Debt Representative or any holder of Other Priority Lien Obligations collects or receives any proceeds in respect of the Priority Lien Obligations that should have been applied to the payment of the Priority Bank Debt Obligations in accordance with clause (a) above and a Responsible Officer of such Other Priority Debt Representative shall have received written notice, or shall have actual knowledge, of the same prior to such Other Priority Debt Representative’s distribution of such proceeds, whether after the commencement of an Insolvency Proceeding or otherwise, such Other Priority Debt Representative or such holder of a Priority Lien Obligation, as the case may be, will forthwith deliver the same to the Revolver Agent, for the account of the holders of the Priority Bank Debt Obligations, in the form received, duly endorsed to the Collateral Trustee, for the account of the holders of the Priority Bank Debt Obligations to be applied in accordance with clause (a) above.

Until so delivered, such proceeds will be held by such Other Priority Debt Representative or such holder of a Priority Lien Obligation, as the case may be, for the benefit of the holders of the Priority Bank Debt Obligations.  This Section 3.4(b) shall not apply to payments received by any holder of Other Priority Lien Obligations if such payments are not proceeds of any collection, sale, foreclosure or other realization upon any Collateral.

3.5                               Powers of the Collateral Trustee.

(a)                                The Collateral Trustee is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents and applicable law and in equity and to act as set forth in this Article 3 or as requested in any lawful directions given to it from time to time in respect of any matter by an Act of Instructing Debtholders.

(b)                               No Priority Debt Representative, Secured Debtholder or other holder of Priority Lien Obligations will have any liability whatsoever for any act or omission of the Collateral Trustee.

3.6                               Documents and Communications.  The Collateral Trustee will permit each Priority Debt Representative and each Secured Debtholder upon reasonable written notice from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Security Documents and other documents, notices, certificates, instructions or communications received by the Collateral Trustee in its capacity as such.

3.7                               For Sole and Exclusive Benefit of Holders of Priority Lien Obligations.  The Collateral Trustee will accept, hold, administer and enforce all Liens at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Trustee and all other property of the Trust Estate solely and exclusively for the benefit of the present and future holders of present and future Priority Lien Obligations, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 3.4.

3.8                               Additional Priority Lien Debt.

(a)                                The Collateral Trustee will, as trustee hereunder, perform its undertakings set forth in Section 3.1(a) with respect to each holder of Priority Lien Obligations of a Series of Priority Lien Debt that is issued or incurred after the date hereof that:

(i)                                   holds Priority Lien Obligations that are identified as Priority Lien Debt in accordance with the procedures set forth in Section 3.8(b); and

(ii)                                signs, through its designated Priority Debt Representative identified pursuant to Section 3.8(b), a Collateral Trust Joinder.

(b)                               The Borrower or other applicable Obligor will be permitted to designate as additional Secured Debtholders hereunder each Person who is, or who becomes, the registered holder of Priority Lien Debt incurred by the Borrower or such other Obligor after the date of this Agreement in accordance with the terms of the Secured Debt Documents.  The Borrower or other applicable Obligor may effect such designation by delivering to the Collateral Trustee, with copies to each previously identified Priority Debt Representative, each of the following:

(i)                                   an Officers’ Certificate stating that the Borrower or such other Obligor intends to incur additional Priority Lien Debt secured by the Collateral (“New Priority Lien Debt”) which will be Priority Lien Debt permitted by each applicable Secured Debt Document to be secured by a Priority Lien on a pari passu basis with all previously existing Priority Lien Debt;

(ii)                                evidence that the Borrower or such other Obligor has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant financing statements, filings and recordations, if any, to ensure that the New Priority Lien Debt is secured by the Collateral; and

(iii)                             a written notice specifying the name and address of the Priority Debt Representative for such series of New Priority Lien Debt for purposes of Section 10.8.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow the Borrower or any other Obligor to incur additional Indebtedness unless otherwise permitted by the terms of the Secured Debt Documents.

(c)                                In the case of a Lender Hedge Provider:

(i)                                   unless such Lender Hedge Provider signs a Collateral Trust Joinder, the execution or Joinder of this Agreement by the Revolver Agent shall bind such Lender Hedge Provider (or, if such Lender Hedge Provider is an Affiliate of a Lender, such execution shall bind such Affiliate, and such Lender shall be jointly and severally liable for the obligations of such Affiliate, as a Secured Party hereunder) and in either case such Lender Hedge Provider shall be deemed to have executed a Collateral Trust Joinder for the purposes of this Agreement; and

(ii)                                the Priority Debt Representative of such Lender Hedge Provider shall be the Revolver Agent.

ARTICLE 4
HEDGING

4.1                               Hedge Obligations Secured by Priority Liens.  Upon compliance with Section 3.8 and subject to Section 4.2, all Hedge Obligations, to the extent permitted by each of the applicable Secured Debt Documents, shall form part of the Priority Lien Debt and shall be entitled to be secured by and receive the benefits of the Priority Lien Debt in the manner set forth in this Agreement.

4.2                               Limitation on Rights of Hedge Providers.  No Hedge Provider shall be entitled to vote on, consent to, or provide instructions to the Collateral Trustee on any matter under or in connection with this Agreement related to any Obligor (other than an amendment to this

Agreement) unless the only Priority Lien Obligations outstanding are Hedge Obligations.  A Hedge Provider shall be entitled to participate in the proceeds of realization of any enforcement action initiated by the Collateral Trustee in accordance with the terms hereof and deliver a notice to the Collateral Trustee indicating the same but cannot vote on consent to, or provide instructions to the Collateral Trustee on any matter under or in connection with any such enforcement action.  Notwithstanding the foregoing, nothing in this Section 4.2 shall limit any other rights or remedies any Hedge Provider may have under the Hedging Agreements to which it is a party or applicable law.

4.3                               Hedge Reporting.  The Borrower shall provide to the Collateral Trustee and each Priority Debt Representative, upon reasonable request therefor, a summary of all of its then outstanding Hedge Obligations together with such particulars as will allow the Collateral Trustee to calculate any amounts to be distributed to the holders of Priority Lien Debt from time to time in accordance with the terms of this Agreement.

ARTICLE 5

OBLIGATIONS ENFORCEABLE BY THE BORROWER AND THE OTHER OBLIGORS

5.1                               Release of Liens.

(a)                                The Collateral Trustee shall release its Liens upon the Collateral pursuant to Section 5.1(b) below:

(i)                                   in whole, upon (A) payment in full and discharge of all outstanding Priority Lien Debt and all other Priority Lien Obligations that are outstanding, due and payable at the time all of the Priority Lien Debt is paid in full and discharged and (B) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit and bankers’ acceptances issued pursuant to any Secured Debt Documents;

(ii)                                as to any Collateral that is sold, transferred or otherwise disposed of by the Borrower or any other Obligor in a transaction or other circumstance that is not prohibited by the Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; and

(iii)                             as to any Collateral other than Collateral being released pursuant to clauses (i) or (ii) of this paragraph (a), if (A) consent to the release of that Collateral has been given by an Act of Instructing Debtholders; provided, that if such Collateral represents all or substantially all of the Collateral, consent to release of such Collateral has been given by the requisite percentage or number of holders of each Series of Priority Lien Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (B) the Borrower has delivered an Officer’s Certificate to the Collateral Trustee certifying that any such necessary consents have been obtained; provided, that the Collateral Trustee receives a copy of the Act of Instructing Debtholders referred to in clause (A) above.

(b)                               The Collateral Trustee agrees for the benefit of the Borrower and the other Obligors that if the Collateral Trustee at any time receives:

(i)                                   an Officers’ Certificate stating that (A) the signing officers have read Article 5 of this Agreement and understand the provisions and the definitions relating hereto, (B) such officers have made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not the conditions precedent in this Agreement and all other Secured Debt Documents, if any, relating to the release of the Collateral have been complied with, (C) in the opinion of such officers, such conditions precedent, if any, have been complied with and (D) such disposition is in compliance with the applicable Secured Debt Documents;

(ii)                                the proposed instrument or instruments releasing such Lien as to such property in recordable form, if applicable; and

(iii)                             any documents required in order to comply with Section 314 of the Trust Indenture Act;

then the Collateral Trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver such release to the Borrower or other applicable Obligor on or before the later of (A) the date specified in such request for such release and (B) the fourth Business Day after the date of receipt of the items required by this Section 5.1(b) by the Collateral Trustee, unless the Collateral Trustee receives written notice from a Priority Debt Representative that it disputes the accuracy of any of the foregoing items prior to the expiry of such four Business Day period.

(c)                                Notwithstanding Section 5.1(a), upon the occurrence of the following, the Collateral Trustee’s Lien in the applicable Collateral specified below shall automatically, without further action, be released:

(i)                                   with respect to any sale, transfer or other disposition of all or a majority of the Capital Stock issued by any Obligor to a Person that is not an Affiliate of the Borrower, provided, that such sale, transfer or other disposition does not violate the terms of any Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such

Capital Stock issued by such Obligor and in the Collateral granted by such Obligor shall automatically, without further action, be released;

(ii)                                with respect to any Collateral that shall be sold, transferred or otherwise disposed of in the ordinary course of business, provided, that such sale, transfer or other disposition does not violate the terms of any Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such Collateral shall automatically, without further action, be released;

(iii)                             with respect to any Capital Stock issued by any Obligor (other than the Parent or the Borrower) that is dissolved, provided, that such dissolution does not violate the terms of any Secured Debt Document, upon such dissolution, the Lien of the Security Documents in such capital stock issued by such Obligor shall automatically, without further action, be released;

(iv)                            with respect to any accounts and related rights of any Obligor subject to any monetization or securitization transaction, provided that such transaction does not violate the terms of any Secured Debt Document, upon the effectiveness of such transaction, the Lien of the Security Documents in such accounts and related rights, shall automatically, without further action, be released;

(v)                               unless an Actionable Default shall have occurred and be continuing and the Collateral Trustee shall have received an Act of Instructing Debtholders to the contrary, with respect to amounts withdrawn from any accounts by any Obligor pursuant to, and in accordance with, the applicable Security Documents with respect thereto, and in each case applied to pay third-party liabilities in the ordinary course of business or to make restricted payments and permitted investments but only to the extent in compliance with each other Secured Debt Document, upon such application, the Lien of the Security Documents in such amounts shall automatically, without further action, be released;

(vi)                            with respect to amounts distributed by the Collateral Trustee pursuant to, and in accordance with the provisions of this Agreement, upon such distribution, the Lien of the Security Documents in such amounts shall automatically, without further action, be released; and

(vii)                         with respect to any Collateral for which the release of the Lien of the Security Documents is provided for pursuant to a provision of any Security Document, the Lien of the Security Documents on such Collateral shall automatically, without further action, hereunder be released as provided for in such provision;

and, in each such case, upon request of the Borrower, the Collateral Trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to the Borrower;  provided, however, that within 15 days after the end of the six-month periods ended on June 30 and December 31 in each year, the Borrower will deliver to the Collateral Trustee an Officers’ Certificate to the effect that no release of Collateral pursuant to this Section 5.1(c) during the preceding six-month period has violated the terms of any Secured Debt Document.

(d)                               The Collateral Trustee hereby agrees that:

(i)                                   in the case of any release pursuant to clause (ii) of Section 5.1(a), if the terms of any such sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of the Borrower or other applicable Obligor, the Collateral Trustee will either be present at the closing of such transaction or will deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release; and

(ii)                                at any time when a Secured Debt Default under a Series of Priority Lien Debt has occurred and is continuing, within one Business Day of the receipt by it of any Act of Instructing Debtholders pursuant to Section 5.1(a)(iii), the Collateral Trustee will deliver a copy of such Act of Instructing Debtholders to each Priority Debt Representative.

(e)                                Each Priority Debt Representative hereby agrees that:

(i)                                   as soon as reasonably practicable after receipt of an Officers’ Certificate pursuant to Section 5.1(b)(i) it will, to the extent required by such Section, either provide (A) the written confirmation required by Section 5.1(b), (B) a written statement that such release is not permitted by Section 5.1(a) or (C) a request for further information from the Borrower reasonably necessary to determine whether the proposed release is permitted by Section 5.1(a) and after receipt of such information such Priority Debt Representative will as soon as reasonably practicable either provide the written confirmation or statement required pursuant to clause (A) or (B), as applicable; and

(ii)                                within one Business Day of the receipt by it of any notice from the Collateral Trustee pursuant to Section 5.1(d)(ii), such Priority Debt Representative will deliver a copy of such notice to each registered holder of the Series of Priority Lien Debt for which it acts as Priority Debt Representative.

5.2                               Delivery of Copies to Priority Debt Representatives.  The Borrower will deliver to each Priority Debt Representative a copy of each Officers’ Certificate delivered to the Collateral Trustee pursuant to Section 5.1(b), together with copies of all documents delivered to the Collateral Trustee with such Officers’ Certificate.  The Priority Debt Representatives will not be obligated to take notice thereof or to act thereon, subject to Section 5.1(e).

5.3                               Collateral Trustee not Required to Serve, File or Record.  The Collateral Trustee is not required to serve, file, register or record any instrument releasing or subordinating its Lien in any Collateral.

5.4                               Release under Secured Debt Documents.

(a)                                To the extent that any Secured Debt Document provides that all or any Obligations thereunder are to be released from any claims in the Liens of the Collateral Trustee upon the Collateral, in any such case in accordance with the terms of such Secured Debt Document, the Liens of the Collateral Trustee upon the Collateral shall no longer secure such Obligations.

(b)                               Upon the release of any Guarantor that is a Subsidiary of its Obligations under (i) any Secured Debt Document in accordance with the terms thereof, the Liens of the Collateral Trustee upon the Collateral granted by such Guarantor shall no longer secure such Obligations and (ii) all Secured Debt Documents, the Liens of the Collateral Trustee upon the Collateral granted by such Guarantor shall no longer constitute Collateral under any Security Document.

ARTICLE 6

IMMUNITIES OF THE COLLATERAL TRUSTEE

6.1                               No Implied Duty.  The Collateral Trustee will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the other Security Documents.  The Collateral Trustee will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Security Documents.  The Collateral Trustee shall have no duty to monitor compliance by the Borrower or the other Obligors with its duties and obligations under this Agreement or the other Security Documents, except to the extent expressly provided herein or therein.

6.2                               Appointment of Agents and Advisors.  The Collateral Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, legal counsel, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require for the purpose of discharging its duties hereunder and will not be responsible for any misconduct or negligence on the part of any of them.  The Collateral Trustee may pay remuneration for all services performed for it in the discharge of its duties hereunder without taxation for costs or fees of any counsel or attorney.  The Collateral Trustee may act and rely and shall be protected in acting in good faith on the opinion or advice of or information obtained from any agent, counsel, accountant, engineer, appraiser or other expert or advisor, whether retained or employed by the Collateral Trustee or any other Party, in relation to any matter arising in the performance of its duties under this Agreement.

6.3                               Co-Collateral Trustees.

(a)                                At any time or times, for the purposes of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Borrower and the Collateral Trustee shall have power to appoint and, upon written request of the Collateral Trustee upon the written instructions of a Priority Debt Representative or otherwise, the Borrower shall for such purpose join with the Collateral Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint one or more Persons approved by the Collateral Trustee to act as co-trustee, jointly with the Collateral Trustee, of all or any part of the Collateral, with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 6.3; provided that any person appointed as a co-trustee hereunder must meet the requirements of Section 7.2. If the Borrower does not join in such appointment within 15 days after the receipt by it of a request to do so, or in case it has received a Notice of Actionable Default, the Collateral Trustee alone shall have power to make such appointment.

(b)                               Should any written instrument from the Borrower be required by any co-trustee so appointed for more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Borrower.

(c)                                Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(i)                                   All rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Collateral Trustee hereunder, shall be exercised solely by the Collateral Trustee.

(ii)                                The rights, powers, duties and obligations hereby conferred or imposed upon the Collateral Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed by the Collateral Trustee or by the Collateral Trustee and such co-trustee jointly, as shall be provided in the instrument appointing such co-trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Collateral Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee.

(iii)                             The Collateral Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Borrower evidenced by an Officers’ Certificate, may accept the resignation of or remove any co-trustee appointed under this Section 6.3, and, in case it has received a Notice of Actionable Default, the Collateral Trustee shall have power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Borrower. Upon the written request of the Collateral Trustee, the Borrower shall join with the Collateral Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal.  A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.3.

(iv)                            No co-trustee hereunder shall be personally liable by reason of any act or omission of the Collateral Trustee, or any such other trustee hereunder.

(v)                               Any notice, direction or instruction delivered to the Collateral Trustee shall be deemed to have been delivered to each such co-trustee.

6.4                               Other Agreements.  The Collateral Trustee has accepted and is bound by the Security Documents executed by the Collateral Trustee as of the date of this Agreement and, as directed by an Act of Instructing Debtholders, the Collateral Trustee may execute additional Security Documents delivered to it after the date of this Agreement, provided, however, that such additional Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Trustee.  The Collateral Trustee will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing Priority Lien Debt (other than this Agreement and the other Security Documents).

6.5                               Solicitation of Instructions.

(a)                                The Collateral Trustee may at any time solicit written confirmatory instructions, in the form of an Act of Instructing Debtholders, an Officers’ Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement and the other Security Documents.

(b)                               Any written direction given to the Collateral Trustee by an Act of Instructing Debtholders that in the sole judgment of the Collateral Trustee imposes, purports to impose or might reasonably be expected to impose upon the Collateral Trustee any obligation or liability not set forth in or arising under this Agreement and the other Security Documents will not be binding upon the Collateral Trustee unless the Collateral Trustee elects, at its sole option, to accept such direction.

6.6                               Limitation of Liability.  The Collateral Trustee will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security Documents except for its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction.

6.7                               Documents in Satisfactory Form.  The Collateral Trustee will be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form and with substantive provisions reasonably satisfactory to it.

6.8                               Entitled to Rely.  The Collateral Trustee may conclusively rely upon, and shall be fully protected in relying upon, any writing, certificate, notice, statement, order or other document (including any facsimile) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons and need not investigate any fact or matter stated in any such document.  The Collateral Trustee may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by the Borrower or any other Obligor in compliance with the provisions of this Agreement or delivered to it by any Priority Debt Representative as to the Secured Debtholders for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof.  The Collateral Trustee may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so.  To the extent a certificate, Officers’ Certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Trustee in respect of any matter, the Collateral Trustee may rely conclusively on such certificate, Officers’ Certificate or opinion of counsel as to such matter and such certificate, Officer’s Certificate or opinion of counsel shall be full warranty and protection to the Collateral Trustee for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Security Documents.

6.9                               Secured Debt Default.  The Collateral Trustee will not be required to inquire as to the occurrence or absence of any Secured Debt Default and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any Secured Debt Default unless and until it receives a Notice of Actionable Default.

6.10                        Actions by Collateral Trustee.  As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Trustee will act or refrain from acting as directed by an Act of Instructing Debtholders and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the Secured Debtholders.

6.11                        Security or Indemnity in Favour of the Collateral Trustee.  The Collateral Trustee will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

6.12                        Rights of the Collateral Trustee.  In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Security Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Security Document.  In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Trustee and the terms of this Agreement or any of the other Security Documents do not unambiguously mandate the action the Collateral Trustee is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Trustee is in doubt as to what action it is required to take or not to take hereunder, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the Parties entitled to give such direction or by order of a court of competent jurisdiction.  Before the Collateral Trustee acts or refrains from acting, it may require an Officer’s Certificate or an opinion of counsel reasonable acceptable to the Collateral Trustee, or both.

6.13                        Limitations on Duty of Collateral Trustee in Respect of Collateral.

(a)                                Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Trustee will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien in the Collateral.  The Collateral Trustee will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Trustee will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Trustee in good faith.

(b)                               The Collateral Trustee will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or wilful misconduct on the part of the Collateral Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Obligor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Collateral Trustee hereby disclaims any representation or warranty to the present and future holders of the Priority Lien Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

6.14                        Assumption of Rights, Not Assumption of Duties.  Notwithstanding anything to the contrary contained herein:

(a)                                each of the parties thereto will remain liable under each of the Security Documents (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not be executed;

(b)                               the exercise by the Collateral Trustee of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Security Documents; and

(c)                                the Collateral Trustee will not be obligated to perform any of the obligations or duties of any of the parties thereunder other than the Collateral Trustee.

6.15                        No Liability for Clean Up of Hazardous Materials.  In the event that the Collateral Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Trustee’s sole discretion may cause the Collateral Trustee to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Trustee to incur, or be exposed to, any environmental liability or any liability under any other federal, provincial or local law, the Collateral Trustee reserves the right, instead of taking such action, either to resign as Collateral Trustee or to arrange for the transfer of the title or control of the asset to a court appointed receiver.  The Collateral Trustee will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, provincial or local law, rule or regulation by reason of the Collateral Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

ARTICLE 7

RESIGNATION AND REMOVAL OF THE COLLATERAL TRUSTEE

7.1                               Resignation or Removal of Collateral Trustee.  Subject to the appointment of a successor Collateral Trustee as provided in Section 7.2 and the acceptance of such appointment by the successor Collateral Trustee:

(a)                                the Collateral Trustee may resign at any time by giving not less than 45 days’ notice of resignation to each Priority Debt Representative and the Borrower; and

(b)                               the Collateral Trustee may be removed at any time, with or without cause, by an Act of Instructing Debtholders.

7.2                               Appointment of Successor Collateral Trustee.  Upon any such resignation or removal, a successor Collateral Trustee may be appointed by an Act of Instructing Debtholders.  If no successor Collateral Trustee has been so appointed and accepted such appointment within 30 days after the predecessor Collateral Trustee gave notice of resignation or was removed, the retiring Collateral Trustee may (at the expense of the Borrower), at its option, appoint a successor Collateral Trustee, or petition a court of competent jurisdiction for appointment of a successor Collateral Trustee, which must be a chartered bank or trust company:

(a)                                authorized to exercise corporate trust powers;

(b)                               having regulatory capital of at least $100,000,000;

(c)                                maintaining an office in Houston, Texas;

(d)                               authorized to carry on business in each jurisdiction where the Collateral is located; and

(e)                                that is not a Priority Debt Representative.

The Collateral Trustee will fulfill its obligations hereunder until a successor Collateral Trustee meeting the requirements of this Section 7.2 has accepted its appointment as Collateral Trustee and the provisions of Section 7.3 have been satisfied.

7.3                               Succession.  When the Person so appointed as successor Collateral Trustee accepts such appointment:

(a)                                such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Trustee, and the predecessor Collateral Trustee will be discharged from its duties and obligations hereunder; and

(b)                               the predecessor Collateral Trustee will (at the expense of the Borrower) promptly transfer all Liens and collateral security and other property of the Trust Estate within its possession or control to the possession or control of the successor Collateral Trustee and will execute instruments and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Trustee to transfer to the successor Collateral Trustee all Liens, interests, rights, powers and remedies of the predecessor Collateral Trustee in respect of the Security Documents or the Trust Estate.

Thereafter the predecessor Collateral Trustee will remain entitled to enforce the immunities granted to it in Article 6 and the provisions of Sections 10.10 and 10.11.

7.4                               Merger, Conversion or Consolidation of Collateral Trustee.  Any Person into which the Collateral Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Trustee shall be a party, or any Person succeeding to the business of the Collateral Trustee shall be the successor of the Collateral Trustee pursuant to Section 7.3, provided that (a) without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person satisfies the eligibility requirements specified in clauses (a) through (e) of Section 7.2 and (b) prior to any such merger, conversion or consolidation, the Collateral Trustee shall have notified the Borrower and each Priority Debt Representative thereof in writing.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1                               Representations and Warranties of the Obligors.  Each Obligor hereby represents and warrants for the benefit of each Priority Debt Representative, the Collateral Trustee and each Secured Party on the date hereof, as follows:

(a)                                the Borrower and each other Obligor has been duly formed, validly exists, and has all requisite organizational power and authority to conduct its business as intended and own its assets;

(b)                               the Borrower and each other Obligor has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement;

(c)                                the Borrower and each other Obligor has duly authorized, executed and delivered this Agreement, and the execution and delivery of this Agreement by it will not violate any applicable law binding upon it or conflict in any material respect with any agreement to which it is a party; and

(d)                               this Agreement constitutes valid and legally binding obligations of the Borrower and each other Obligor, enforceable against each of them in accordance with the terms hereof, subject only to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and to general principles of equity, including the principle that specific performance is an equitable remedy, available only in the discretion of the court.

8.2                               Survival of Representations and Warranties.  All of the representations and warranties set forth in Section 8.1 shall survive the execution and delivery of this Agreement.

8.3                               Concerning the Priority Debt Representatives and Collateral Trustee.

(a)                                The Revolver Agent represents and warrants to the other Priority Debt Representatives that, on and after giving effect to the transactions contemplated to occur on the Acquisition Closing Date, for all purposes of this Agreement, it is the authorized agent of the lenders under the Senior Credit Agreement, and that all of the covenants, agreements and obligations under this Agreement of the Revolver Agent, including any action taken or to be taken in furtherance thereof, are binding on the lenders under the Senior Credit Agreement as though they were parties hereto.

(b)                               The Collateral Trustee represents and warrants to the Priority Debt Representatives that it is duly authorized to enter into this Agreement and to undertake the obligations expressed herein to be undertaken by it.

ARTICLE 9

COVENANTS

[RESERVED].

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1                        Amendment and Waiver.

The Collateral Trustee, acting as directed by an Act of Instructing Debtholders, and the Obligors may, at any time and from time to time, enter into written amendments or agreements supplemental hereto or to any other Security Document for the purpose of adding to or waiving any provision of this Agreement or such Security Document, granting any consent required under any other Security Document or changing any of the terms thereof; provided that:

(a)                                any amendment, waiver or supplement that has the effect solely of adding or maintaining Collateral, securing additional Priority Lien Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving or perfecting the Liens thereon or the rights of the Collateral Trustee therein and other amendments, waivers and supplements of a technical nature that do not impair the value of the Liens, will become effective when executed and delivered by the Borrower or any other applicable Obligor party thereto and the Collateral Trustee;

(b)                               no amendment, waiver or supplement that reduces, impairs or adversely affects the right of any Secured Debtholder

(i)                                   to vote its outstanding Priority Lien Debt as to any matter described as subject to an Act of Instructing Debtholders (or amends the provisions of this clause (i) or the definitions of “Act of Instructing Debtholders” or “Actionable Default”),

(ii)                                to share in the order of application described in Section 3.4 in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described in Section 5.1 or

(iii)                             to require that Liens securing Priority Lien Obligations be released only as set forth in the provisions described in Section 5.1,

will become effective without the consent of the requisite percentage or number of holders of each Series of Priority Lien Debt so affected under the applicable Secured Debt Document; and

(c)                                no amendment, waiver or supplement that imposes any obligation upon the Collateral Trustee or any Priority Debt Representative or adversely affects the rights of the Collateral Trustee or any Priority Debt Representative, respectively, in its capacity as such will become effective without the consent of the Collateral Trustee or such Priority Debt Representative, respectively.

The Collateral Trustee will not enter into any such amendment, waiver or supplement unless it has received an Officers’ Certificate to the effect that such amendment, waiver or supplement will not result in a breach of any provision or covenant contained in any of the Secured Debt Documents.  Prior to executing any amendment or supplement pursuant to this Section 10.1, the Collateral Trustee and the Priority Debt Representatives will be entitled to receive an opinion of counsel of the Borrower to the effect that the execution of such document is authorized or permitted hereunder, and with respect to amendments adding Collateral, the Collateral Trustee will be entitled to an opinion of counsel of the Borrower addressing customary perfection, and if such additional Collateral consists of equity interests of any Person to be held by the Collateral Trustee, priority matters with respect to such additional Collateral.

Notwithstanding the foregoing, any amendment, waiver, supplement or other agreement with the purpose of releasing Collateral will only become effective with the consent of the Persons, if any, required to effect a release of such Collateral in accordance with the requirements set forth in Section 5.1.

10.2                        Voting.  In connection with any matter under this Agreement requiring a vote of holders of the Priority Lien Debt and subject to Section 4.2, each Series of Priority Lien Debt will cast its votes as a block in accordance with the Secured Debt Documents governing such Series of Priority Lien Debt.  The amount of Priority Lien Debt to be voted by a Series of Priority Lien Debt will equal (a) the aggregate principal amount of Priority Lien Debt held by such Series of Priority Lien Debt (including outstanding letters of credit whether or not then available to be drawn and Hedge Obligations owed to Lender Hedge Providers), plus (b) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Priority Lien Debt.  Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Priority Debt Representative of each Series of Priority Lien Debt will cast at the written direction of the holders that it represents all of its votes as a block in respect of any vote under this Agreement.  If a consent, approval, waiver, determination, vote or other direction is required under any Security Document, then upon the request of the Collateral Trustee or any other Priority Debt Representative, each Priority Debt Representative shall promptly notify the Collateral Trustee and each other Priority Debt Representative in writing, as of any time that the requesting Person may specify in such request (but in no event less than 3 Business Days from the date of such request), of (i) for the purpose of determining if there has been an Act of Instructing Debtholders or otherwise, the aggregate amount of the Priority Lien Debt owing under the Secured Debt Documents (including, if applicable, any unfunded commitments) in respect of which such Priority Debt Representative serves as agent or representative as of such date, and (ii) such other information as the requesting Person may reasonably request concerning the amounts owing to the Secured Parties that such Priority Debt Representative represents.

10.3                        Provision of Information: Meetings.

(a)                                Any Priority Debt Representative may, at any time following the occurrence and during the continuation of an Actionable Default, request that a meeting of Secured Parties be convened, at times and locations specified in the notice, and upon such request having been given in accordance herewith, such meeting shall be convened as provided herein.  A request for a meeting shall be made in a written notice given by any Priority Debt Representative to the other Priority Debt Representatives and the Collateral Trustee in accordance herewith.  Each such notice shall state the date of such meeting (which shall be not less than 10 nor more than 30 days after the date of such notice, unless otherwise agreed by each Priority Debt Representative and the Collateral Trustee) and a general outline of the issues to be discussed at such meeting.  Any Secured Party shall have the right to appoint any Person (including another Secured Party) to act as its representative at any such meeting of Secured Parties.  No Secured Party shall be obligated to attend any such meetings, and no votes shall be taken at such meeting unless consented to by each Priority Debt Representative.

(b)                               The Collateral Trustee shall promptly and simultaneously distribute to each Priority Debt Representative any written notice it receives in its role as Collateral Trustee, including any written notice received through the operation of the Secured Debt Documents or the Security Documents.

(c)                                Except as otherwise provided herein, the Collateral Trustee may, but shall not have any obligation nor duty to, participate in any meeting or consultation held pursuant to this Section 10.3.

(d)                               The Collateral Trustee shall have the right to disclose any information disclosed or released to it if in the opinion of the Collateral Trustee, or its legal counsel, it is required to disclose under any applicable laws, court order or administrative directions. The Collateral Trustee shall not be responsible or liable to any party for any loss or damage arising out of or in any way sustained or incurred or in any way relating to such disclosure.

10.4                        Further Assurances.

(a)                                  The Borrower and each of the other Obligors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Priority Lien Obligations, duly created and enforceable and perfected Liens upon the Collateral, including after-acquired Collateral and any property or assets that become Collateral pursuant to the definition thereof after the date hereof, subject only to such exceptions as may be contemplated by the Secured Debt Documents.

(b)                               Subject to the obligations of the Borrower and each of the other Obligors pursuant to Section 10.4(a), upon the reasonable request of the Collateral Trustee or any Priority Debt Representative at any time and from time to time, the Borrower and each of the other Obligors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents.

10.5                        Successors and Assigns.

(a)                                Except as provided in Section 6.2, the Collateral Trustee may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Collateral Trustee hereunder will inure to the sole and exclusive benefit of, and be enforceable by, each Priority Debt Representative and each present and future holder of Priority Lien Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

(b)                               Neither the Borrower nor any other Obligor may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Borrower and the other Obligors hereunder will enure to the sole and exclusive benefit of, and be enforceable by, the Collateral Trustee, each Priority Debt Representative and each present and future holder of Priority Lien Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

10.6                        Secured Parties in their Individual Capacities.  Each Secured Party and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Obligors and any other parties to the Security Documents and the Secured Debt Documents as though it were not a Secured Party hereunder or a party to the other Secured Debt Documents. With respect to the extensions of credit made by it under a Secured Debt Document, each Priority Debt Representative shall have the same rights and powers under this Agreement and the other Secured Debt Documents as any other Secured Party making a comparable, extension of credit to the Obligors and may exercise the same as though it were not a Priority Debt Representative.

10.7                        Delay and Waiver.  No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Security Documents will impair any such right, power or remedy or operate as a waiver thereof.  No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy.  The remedies herein are cumulative and are not exclusive of any remedies provided by law.

10.8                        Notices.  Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Trustee:	U.S. Bank National Association
5555 San Felipe, Suite 1150
Houston, Texas 77056
Attn.: Steven Finklea
Telephone: (713) 235-9208
Fax: (713) 235-9213

If to the Borrower or any Guarantor:	Geokinetics Holdings USA, Inc.
1500 CityWest Blvd., Suite 800
Houston, Texas 77042
Attention: Scott A. McCurdy
Telephone: (713) 850-7600
Fax: (713) 850-7330

If to the Indenture Trustee:	U.S. Bank National Association
5555 San Felipe, Suite 1150
Houston, Texas 77056
Attn.: Steven Finklea
Telephone: (713) 235-9208
Fax: (713) 235-9213

and if to the Administrative Agent or any other Priority Debt Representative, to such address as it may specify by written notice to the parties named above.

Each notice hereunder will be in writing and may be personally served or sent by facsimile or courier service and will be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or upon receipt of facsimile.  Each party may change its address for notice hereunder by giving written notice thereof to the other parties as set forth in this Section 10.8.

Promptly following any discharge of any Series of Priority Lien Debt each Priority Debt Representative with respect to each applicable Series of Priority Lien Debt that is so discharged will provide written notice of such discharge to the Collateral Trustee and to each other Priority Debt Representative.

10.9                        Entire Agreement.  This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Trustee set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking and no implied duties or obligations shall be read into the Agreement against the Collateral Trustee.

10.10                 Compensation; Expenses.  The Obligors jointly and severally agree to pay, promptly upon demand:

(a)                                such compensation to the Collateral Trustee and its agents, co-agents and sub-agents as the Borrower and the Collateral Trustee may agree in writing from time to time;

(b)                               all reasonable costs and expenses incurred in the preparation, execution, delivery, filing, recordation, administration or enforcement of this Agreement or any other Security Document or any consent, amendment, waiver or other modification relating thereto;

(c)                                all reasonable fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants or appraisers or other professional advisors, experts and agents engaged by the Collateral Trustee or any Priority Debt Representative incurred in connection with the negotiation, preparation, closing, administration, performance or enforcement of this Agreement and the other Security Documents or any consent, amendment, waiver or other modification relating thereto and any other document or matter requested by the Borrower;

(d)                               all reasonable costs and expenses of creating, perfecting, releasing or enforcing the Collateral Trustee’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums;

(e)                                all other reasonable costs and expenses incurred by the Collateral Trustee or any Priority Debt Representative in connection with the negotiation, preparation and execution of the Security Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby or the exercise of rights or performance of obligations by the Collateral Trustee thereunder; and

(f)                                  after the occurrence of any Secured Debt Default, all costs and expenses incurred by the Collateral Trustee or any Priority Debt Representative in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Security Documents or any interest, right, power or remedy of the Collateral Trustee or in connection with the collection or enforcement of any of the Priority Lien Obligations or the proof, protection, administration or resolution of any claim based upon the Priority Lien Obligations in any Insolvency Proceeding, including all fees and disbursements of legal counsel, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Trustee or the Priority Debt Representatives.

None of the provisions contained in this Agreement or any supplement shall require the Collateral Trustee to expend or risk its own funds or otherwise incur financial liability in performing its duties or in the exercise of any of its rights or powers.

The agreements in this Section 10.10 will survive repayment of all other Priority Lien Obligations, the termination of this Agreement and the removal or resignation of the Collateral Trustee.

10.11                 Indemnity.

(a)                                In addition to and without limiting any other protection of the Collateral Trustee hereunder or otherwise by law, the Obligors jointly and severally agree to defend, indemnify, pay and hold harmless the Collateral Trustee, each Priority Debt Representative, each Secured Debtholder and each of their respective Affiliates and each and all of the directors, officers, partners, trustees, employees, attorneys and agents, and (in each case) their respective heirs, representatives, successors and assigns (each of the foregoing, an “Indemnitee”) from and against any and all Indemnified Liabilities whether groundless or otherwise, howsoever arising from or out of any act, omission or error of the Collateral Trustee in connection with its acting as Collateral Trustee hereunder; provided, no Indemnitee will be entitled to indemnification hereunder with respect to any Indemnified Liability to the extent such Indemnified Liability is found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(b)                               All amounts due under this Section 10.11 will be payable upon demand.

(c)                                To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 10.11(a) may be unenforceable in whole or in part because they are violative of any law or public policy, each of the Obligors will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(d)                               No Obligor will ever assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent a claim for punitive damages may lawfully be waived) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Secured Debt Document or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability, and each of the Obligors hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favour.

(e)                                The agreements in this Section 10.11 will survive repayment of all other Priority Lien Obligations, the termination of this Agreement and the removal or resignation of the Collateral Trustee or the Priority Debt Representatives.

(f)                                  To the extent the Collateral Trustee is not fully indemnified pursuant to Section 10.11(a), each Secured Debtholder shall, severally but not jointly based on its percentage share of the aggregate Priority Lien Obligations at the applicable time, indemnify the Collateral Trustee and its directors, officers, partners, trustees, employees, attorneys and agents and their respective heirs, representatives, successors and assigns from and against any Indemnified Liabilities against them whether groundless or otherwise, howsoever arising from or out of any act, omission or error of the Collateral Trustee in connection with its acting as Collateral Trustee hereunder; provided that each Secured Debtholder shall not be required to indemnify the Collateral Trustee to the extent that such Indemnified Liability results from the gross negligence or wilful misconduct of the Collateral Trustee as determined by a final and non-appealable decision of a court of competent jurisdiction.  Notwithstanding anything herein to the contrary, except as set forth in the preceding sentence, any indemnity contained in this Agreement shall apply regardless of the negligence (whether such negligence is sole, joint, concurrent, active or passive) other than gross negligence of the Collateral Trustee, and regardless of any pre-existing condition or defect or any form of strict liability.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, subject to the same limitations as set forth above, each Secured Debtholder hereby agrees to make the maximum contribution to the payment and satisfaction of each of the such Indemnified Liabilities which is permissible under applicable law.

10.12                 Severability.  If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

10.13                 Headings.  Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

10.14                 Obligations Secured.  All obligations of the Obligors set forth in or arising under this Agreement will be Priority Lien Obligations and are secured by all Liens granted by the Security Documents.

10.15                 Governing Law.  This Agreement shall be governed by the laws of the State of New York; provided, however, that the rights, duties and obligations of the Indenture Trustee related to, or in respect of, the Notes and the holders thereof shall be governed by the Indenture.

10.16                 Consent to Jurisdiction.  All judicial proceedings brought against any Party arising out of or relating to this Agreement or any of the other Security Documents may be brought in any court of competent jurisdiction in the State of New York.  By executing and delivering this Agreement, each Obligor, for itself and in connection with its properties, irrevocably:

(a)                                accepts generally and unconditionally the non-exclusive jurisdiction and venue of such courts;

(b)                               waives any defense of forum non conveniens;

(c)                                agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 10.8;

(d)                               agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; and

(e)                                agrees each party hereto retains the right to serve process in any other manner permitted by law or to bring proceedings against any party in the courts of any other jurisdiction.

10.17                 Waiver of Jury Trial.  Each party waives its rights to a jury trial of any claim or cause of action based upon or arising under this Agreement or any of the other Security Documents or any dealings between them relating to the subject matter of this Agreement or the intents and purposes of the other Security Documents.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement and the other Security Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party acknowledges that this waiver is a material inducement to enter into a business relationship, that each party has already relied on this waiver in entering into this Agreement, and that each party will continue to rely on this waiver in its related future dealings.  Each party further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 10.17 and executed by each of the Parties), and this waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement or any of the other Security Documents or to any other documents or agreements relating thereto.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.18                 Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

10.19                 Effectiveness.  This Agreement will become effective only upon, and no Obligor shall have any obligation or liability hereunder unless and until, (i) a counterpart hereof is executed by each of the parties, (ii) receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof, and (iii) the Acquisition Closing Date shall have occurred.

10.20                 Additional Obligors.  The Borrower will cause each of its Subsidiaries that becomes an Obligor or is required by any Secured Debt Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Subsidiary to execute and deliver to the Parties a Collateral Trust Joinder, whereupon such Subsidiary will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof.  The Borrower agrees to provide each Priority Debt Representative with a copy of each Collateral Trust Joinder executed and delivered pursuant to this Section.

10.21                 Continuing Nature of this Agreement.  This Agreement, including the subordination provisions hereof, will be reinstated if at any time any payment or distribution in respect of any of the Priority Lien Obligations is rescinded or must otherwise be returned in an Insolvency Proceeding or otherwise by any of the Secured Parties or any representative of any such Party (whether by demand, settlement, litigation or otherwise).  In the event that all or any part of a payment or distribution made with respect to the Priority Bank Debt Obligations is recovered from any of the Other Priority Lien Secured Parties in an Insolvency Proceeding or otherwise (and whether by demand, settlement, litigation or otherwise), any payment or distribution received by any of the Other Priority Lien Secured Parties with respect to the Other Priority Lien Obligations from the proceeds of any Collateral at any time after the date of the payment or distribution that is so recovered, whether pursuant to a right of subrogation or otherwise, will be deemed to have been received by the Other Priority Lien Secured Parties in trust as property for the Priority Bank Debt Secured Parties and the Other Priority Lien Secured Parties will forthwith deliver such payment or distribution to the Collateral Trustee, for the benefit of the Priority Bank Debt Secured Parties, for application to the Priority Bank Debt Obligations until such Priority Bank Debt Obligations have been paid in full in cash and all commitments in respect of Priority Bank Debt Obligations have been terminated.

10.22                 Insolvency.  This Agreement will be applicable both before and after the commencement of any Insolvency Proceeding by or against any Obligor.  The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

10.23                 Rights and Immunities of Priority Debt Representatives.  The Administrative Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the Senior Credit Agreement, the Indenture Trustee will be entitled to all of the rights, protections, immunities and indemnities set forth in the Senior Indenture and any future Priority Debt Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture or other agreement governing the applicable Priority Lien Debt with respect to which such Person will act as representative, in each case as if specifically set forth herein. In no event will any Priority Debt Representative be liable for any act or omission on the part of the Obligors or the Collateral Trustee hereunder.

[The remainder of has intentionally been left blank.]

IN WITNESS WHEREOF, the parties have caused this Collateral Trust and Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

GEOKINETICS INC., as Parent

By:	/s/ Scott A. McCurdy
	Name:	Scott A. McCurdy
	Title:	Vice President and Chief Financial Officer

GEOKINETICS HOLDINGS USA, INC., as Borrower

By:	/s/ Scott A. McCurdy
	Name:	Scott A. McCurdy
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Steven A. Finklea
	Name:	Steven A. Finklea
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Steven A. Finklea
	Name:	Steven A. Finklea
	Title:	Vice President

EXHIBIT A

to Collateral Trust Agreement

FORM OF COLLATERAL TRUST JOINDER

The undersigned, [        ], a [      ], hereby agrees to become party as [an Obligor] [an Administrative Agent] [a Priority Debt Representative] [a Non-Lender Hedge Provider] under the Collateral Trust and Intercreditor Agreement dated as of December 23, 2009 among Geokinetics Holdings, Inc., the Guarantors from time to time party thereto, U.S. Bank National Association, as Indenture Trustee and U.S. Bank National Association, as Collateral Trustee, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, for all purposes thereof on the terms set forth therein, and to be bound by the terms of said Collateral Trust and Intercreditor Agreement as fully as if the undersigned had executed and delivered said Collateral Trust and Intercreditor Agreement as of the date thereof.

The provisions of Article 10 of said Collateral Trust and Intercreditor Agreement will apply with like effect to this Joinder.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Joinder as of           , 20       .

[      ]

By:
Name:
Title: